Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GSI Technology, Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144140, 333-219798 and 333-260474) of GSI Technology, Inc. of our report dated June 13, 2024, relating to the consolidated financial statements of GSI Technology, Inc. which appears in this Form 10-K.

/s/ BDO USA, P.C.

San Jose, California

June 13, 2024